FOR IMMEDIATE RELEASE

Contact: W. Anderson Geater
866.4 ORIGEN

Origen Financial Announces First Quarter 2005 Results and Declares Dividend Payment

     SOUTHFIELD, MI. (May 13, 2005) — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net income of $1.0 million, or $0.04 per share on a fully-diluted basis, for its first quarter ended March 31, 2005, compared with net income of $0.3 million, or $0.02 per share for the quarter ended March 31, 2004. Origen also declared a dividend payment for the first quarter of 2005 to be paid to holders of Origen’s common stock of record on May 25, 2005. The aggregate amount of the dividend, which will be paid on or about May 31, 2005, will be approximately $1.5 million, or $0.06 per share outstanding on the record date.

Financial Highlights

     Total revenue for the first quarter 2005 increased 40% to $16.4 million from $11.7 million for the first quarter 2004. Origen’s interest income for the first quarter 2005 was $13.1 million, as compared to $8.8 million for the first quarter 2004, an increase of 49%. Increases between the quarters were primarily due to the increased size of the owned loan portfolio. Interest expense for the first quarter 2005 was $5.4 million versus $3.0 million for the first quarter 2004, an increase of 80%. The increase was the result of increased loan balances as well as an increase in warehouse borrowing costs due to an increase in the LIBOR benchmark rate. The provision for general loan losses for the first quarter 2005 totaled $2.0 million as compared to $1.9 million for the first quarter 2004, reflecting the continuing improvement in loan quality.

     Non-interest income for the first quarter 2005 totaled $3.3 million as compared to $2.9 million for the first quarter of 2004, an increase of 14%. Fees from loan servicing activities were the primary source of non-interest income.

     Non-interest expenses were $8.0 million for the first quarter 2005, up 23% compared to $6.5 million for the first quarter 2004. The increase primarily related to personnel costs, including costs related to compliance with Sarbanes-Oxley regulations.

Highlights for Quarter

*	Loan origination volume for the first quarter 2005 was $58.5 million compared to $45.6 million for first quarter 2004, an increase of 28%.

*	Of the loans originated in the first quarter 2005, 57% were under our Recovery Rewards program, as compared to 37% for the full year of 2004.

*	During March 2005, Origen purchased a manufactured housing loan portfolio of approximately $30.7 million in principal balances at a slight discount.

Portfolio Performance

     Loans 60+ days delinquent were 1.4% of the owned loan portfolio at March 31, 2005 compared to 1.9% at December 31, 2004. The allowance for general loan losses remained at $5.3 million at March 31, 2005, unchanged from December 31, 2004. Origen charged off net loan losses of $3.1 million to the general loan loss reserve in the first quarter 2005 as compared to $3.5 million for the first quarter 2004. The decline in charge-offs was attributable to continued improvement in the credit quality of Origen’s loan originations.

     Ronald A. Klein, Origen’s Chief Executive Officer, stated, “We are generally pleased with our first quarter performance. Our loan originations increased by 28% versus the year ago quarter in a manufactured housing market that continues to be extremely challenged. We are especially pleased with the continued strong credit performance of our owned loan portfolio. Delinquency at the end of the first quarter was at a record low and April saw a continued decline in our delinquency numbers. Furthermore, we again saw increased recovery rates on our repossessions.”

     Mr. Klein added, “The current market environment is difficult for manufactured housing, as low site-built housing mortgage rates continue to impact the sale of new manufactured houses. Our results of operations have been impacted by the increase in short-term interest rates which has reduced the net interest margin for loans financed on our warehouse facility. Furthermore, our expected earnings were reduced by our previously disclosed change in accounting application for an acquired loan pool.”

Subsequent Events

     On May 12, 2005, we completed an asset-backed securitization of approximately $190.0 million of loans, funded by issuing bonds for approximately $165.3 million. “The successful execution of Origen 2005-A validates our commitment to high quality underwriting and servicing of manufactured housing loans”, said Mr. Klein. “As with Origen 2004-A and Origen 2004-B the transaction was oversubscribed and we again increased our leverage. Furthermore, as illustrated by the table below, the performance of our earlier transactions and the credit quality of 2005-A allowed us to substantially tighten spreads over our previous transactions.”

Deal	Origen 2002-A	Origen 2004-A	Origen 2004-B	Origen 2005-A
Issue Date	3/27/2002	2/9/2004	9/29/2004	5/12/2005
Bond Size	$129,600,000	$200,000,000	$173,000,000	$165,300,000
Collateral Size	$135,000,000	$238,096,000	$200,000,000	$190,000,000

Credit Spreads
(in basis points)	2002-A	2004-A	2004-B	2005-A
AAA-1 (EDSF +)	N/A	60	40	20
AAA-2 (Swaps +)	95	85	65	32
AAA-3 (Swaps +)	122	120	95	58
AAA-4 (Swaps +)	145	155	120	85
AA (Swaps +)	225	200	170	100
A (Swaps +)	325	275	250	140
BBB (Swaps +)	535	N/A	375	210

Earnings Call and Webcast

     A conference call and webcast are scheduled for May 16, 2005, at 1:00 p.m. EST to discuss first quarter 2005 earnings. Registration for the conference call and webcast can be made through Origen’s website at www.origenfinancial.com. The toll-free call-in number for Q&A is 800-289-0496. A replay will be available following the call through May 20, 2005, and can be accessed by dialing 719-457-0820 or 888-203-1112. The confirmation code for the replay is 5109410. The replay will also be available on Origen’s website.

Forward-Looking Statements

     This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.

About Origen

     Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans. For more information about Origen, visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

ASSETS

	(Unaudited)
	March 31,	December 31,
	2005	2004
Assets
Cash and Equivalents	$5,598	$9,293
Restricted Cash	10,653	9,222
Investment Securities	40,772	37,622
Loans Receivable	630,244	563,268
Premises & Equipment	2,720	2,336
Goodwill	32,277	32,277
Other Assets	30,295	28,529

Total Assets	$752,559	$682,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$183,739	$107,373
Securitization Financing	315,515	328,388
Repurchase Agreements	22,141	20,153
Note Payable	1,977	—
Loan Recourse Liability	5,665	6,603
Other Liabilities	17,961	16,564

Total Liabilities	546,998	479,081

Equity	205,561	203,466

Total Liabilities and Equity	$752,559	$682,547

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended
	March, 31		Increase (Decrease)
	2005	2004	$	%
Interest Income
Total Interest Income	$13,166	$8,770	$4,396	50.1%
Total Interest Expense	5,410	3,019	2,391	79.2%

Net Interest Income Before Losses	7,756	5,751	2,005	34.9%
Provision for Loan and Recourse Losses	2,030	1,891	139	7.4%

Net Interest Income After Losses	5,726	3,860	1,866	48.3%

Non-interest Income	3,280	2,880	400	13.9%
Non-interest Expenses:
Total Personnel	5,481	4,402	1,079	24.5%
Total Loan Origination & Servicing	414	388	26	6.7%
State Taxes	113	90	23	25.6%
Total Other Operating	1,991	1,597	394	24.7%

Total Non-interest Expenses	7,999	6,477	1,522	23.5%

Net Income (Loss)	$1,007	$263	$744	282.9%

Common Shares Outstanding	24,726,729	15,686,374

Weighted Average Common Shares Outstanding, Basic	25,016,254	15,929,881

Weighted Average Common Shares Outstanding, Diluted	25,016,254	15,929,881

Earnings Per Share on Basic Average Shares Outstanding	$0.04	$0.02

Earnings Per Share on Diluted Average Shares Outstanding	$0.04	$0.02